SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 17, 2011

DIGITALPOST INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-124405	26- 1944595
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

4040 Barranca Pkwy, Suite #220, Irvine, CA  92604

(Address of Principal Executive Offices)(Zip Code)

(949) 333-7500

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On March 17, 2011, we were served with a complaint filed by Chris Leite, on behalf of himself and as a putative class action on behalf of the stockholders (the "Class") of DigitalPost Interactive, Inc. ("we" or the "Company"), in the Superior Court for the State of California, County of Orange, against the Company, all members of the Company's Board of Directors ("Individual Defendants") and Local.com Corporation (“Local”). The complaint alleges that the Company and the Individual Defendants breached their fiduciary duties in connection with the proposed acquisition by Local of the assets of Rovion, Inc., our wholly-owned subsidiary, pursuant to that certain Asset Purchase Agreement by and between us and Local dated February 11, 2011 (the “Proposed Transaction”), and that Local aided and abetted such breach of fiduciary duties.

The complaint seeks an injunction preventing us from completing the Proposed Transaction. The complaint also seeks to have certified as a class of plaintiffs certain holders of our common stock that are unaffiliated with the Individual Defendants. The complaint further seeks a court order requiring that the Individual Defendants exercise certain fiduciary duties that were alleged by the plaintiff not to have been previously undertaken. The complaint also seeks a court order requiring us to obtain a fairness opinion with respect to the Proposed Transaction. Additionally, the complaint seeks certain disclosures with respect to employment retention bonuses proposed to be received by certain of our employees, including the Individual Defendants, in connection with future employment at Local pursuant to the Proposed Transaction, and certain modifications to the escrow provisions of the Asset Purchase Agreement. Finally, the complaint seeks an award of fees, expenses and costs to the plaintiff and plaintiff’s counsel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalPost Interactive, Inc

```	By:	/s/ Mike Sawtell
Name: Mike Sawtell
Title: Chief Executive Officer and Chairman

Date:      March 22, 2011